Exhibit 99.1

ASMedia Completes Acquisition of Techpoint

NEW TAIPEI CITY, Taiwan and SAN JOSE, CA., June 2, 2025 — ASMedia Technology Inc. (Taiwan Stock Exchange: 5269) (“ASMedia”) announced the successful completion of its acquisition of all of the outstanding shares of Techpoint, Inc. (Tokyo Stock Exchange: 6697) (“Techpoint”), which represents fully diluted equity value of approximately US$390 million. The closing of the transaction follows the satisfaction of all conditions precedent and the delisting of Techpoint’s JDS previously listed on the Tokyo Stock Exchange, on May 29, 2025.

The merger will significantly expand ASMedia’s product portfolio and create new opportunities in the automotive and security sectors. This combination is expected to contribute immediately to ASMedia’s revenue growth and margin expansion, as it brings together two highly complementary business models, increases ASMedia’s economies of scale and delivers cost efficiencies through shared manufacturing and supply chain optimization.

“This acquisition marks the first step in ASMedia’s global expansion,” said Che-Wei Lin, President of ASMedia. “Techpoint brings exceptional talent and complementary technologies that will enhance our ability to deliver innovative solutions to our global customer base, and complements our vision for next-generation semiconductor solutions. Together, we are poised to deliver additional value to our customers and shareholders, driving innovation in AI, IoT, security and automotive electronics. We welcome Techpoint to the ASMedia family and look forward to a bright future.”

“Joining forces with ASMedia unlocks new opportunities for our team and technology development,” said Hiro Kozato, President and CEO of Techpoint. “Our culture of engineering excellence and customer focus makes this a match that will benefit all stakeholders. ASMedia’s operating excellence and complete R&D teams enable quick delivery of groundbreaking solutions to the market. We’re excited to contribute to the combined company’s success while continuing to serve our loyal customers with even greater capabilities.”

ASMedia and Techpoint look forward to this new era and to continuing to serve their business partners, together, across the globe.

About ASMedia

ASMedia, established in Taiwan in 2004, is a leading fabless semiconductor company specializing in high-speed transmission interface IC design. ASMedia boasts strong R&D capabilities in high-speed physical layers, including USB controller chips, PCIe bridge controller chips, SATA controller chips, high-speed switch controller chips, and application-specific integrated circuits (ASICs). For more information, please visit: www.asmedia.com.tw/

About Techpoint

Techpoint is a fabless semiconductor company developing proprietary high-definition video connectivity technology targeting high-definition video security systems and automotive infotainment systems. Techpoint aims to address the growing needs of the next generation high-definition video industries. Founded in 2012, Techpoint is headquartered in the United States and has achieved cutting-edge technology in its target industries through its design centers in the U.S. and offices in Taiwan, Korea, China, and Japan. For more information, please visit: www.techpoint.co.jp/